EXHIBIT 99.1

Hanna Skandera Joins Perdoceo Education Corporation Board of Directors

February 7, 2025

SCHAUMBURG, Ill.--(BUSINESS WIRE)--Perdoceo Education Corporation (NASDAQ: PRDO), a provider of postsecondary education programs, today announced that Hanna Skandera has been appointed to the Company’s Board of Directors. Ms. Skandera’s appointment follows a February 3, 2025 vote by the Board of Directors to expand the number of eligible board seats from eight to nine.

Ms. Skandera currently serves as president and CEO of the Daniels Fund. The Daniels Fund is a $1.7 billion philanthropic organization that equips people to reach their fullest potential. The Fund provides grants to highly effective nonprofits, has launched the National Civics Bee which is now in 200 cities across 40 states, and provides college scholarships to the next generation of America’s leaders. The Daniels Fund has given away $1.2 billion to more than 6,000 grantees and over 5,000 Daniels Scholars since its founding in 2000. Joining the organization’s board in 2019 and taking the helm in 2021, Ms. Skandera demonstrates a strong commitment to impact and positively influence American life.

Ms. Skandera is nationally recognized for her bold leadership, entrepreneurial vision, and focus on outcomes. As Secretary of Education in New Mexico under Governor Susana Martinez, Ms. Skandera realized significant improvements in academic achievement and effective management of a $2.7 billion budget. She previously served as Undersecretary for California Governor Schwarzenegger and as Deputy Commissioner for Florida Governor Jeb Bush, as well as Deputy Chief of Staff and Senior Policy Advisor at the U.S. Department of Education.

In addition to her policy and business acumen, Ms. Skandera has served as visiting professor at the Pepperdine School of Public Policy, a Distinguished Teaching Fellow at Harvard Kennedy School, and a research fellow with the Hoover Institution at Stanford University. Pepperdine has honored her as both a Distinguished Alumna and an Outstanding Woman in Leadership.

Ms. Skandera serves on the boards of Daniels Fund, Denver Metro Chamber of Commerce, MGT, Philanthropy Roundtable, and Risepoint.

“We are extremely pleased to have Hanna Skandera join our board,” said Greg Jackson, Chairman of the Board of Directors. “With her proven leadership and extensive knowledge in education, Ms. Skandera will add invaluable experience and insight to our board.”

About Perdoceo Education Corporation

Perdoceo’s accredited academic institutions offer a quality postsecondary education to a diverse student population, with fully online, campus-based and hybrid programs. The Company’s academic institutions – Colorado Technical University (“CTU”), the American InterContinental University System (“AIUS” or “AIU System”) and University of St. Augustine for Health Sciences ("USAHS") – provide degree programs from the associate through doctoral level as well as non-degree seeking and professional development programs. Our academic institutions offer students industry-relevant and career-focused academic programs that are designed to meet the educational needs of today’s busy adults. CTU and AIUS continue to show innovation in higher education, advancing personalized learning technologies like their intellipath® learning platform and using data analytics and technology to serve and educate students while enhancing overall learning and academic experiences. USAHS is one of the nation's leading universities offering graduate health sciences degrees, primarily in physical therapy, occupational therapy, speech language therapy and nursing, as well as continuing education programs. Perdoceo's academic institutions are committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce. For more information, please visit www.perdoceoed.com.

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EXHIBIT 99.1

CONTACT

Investors:

Alpha IR Group

Stephen Poe or Nick Nelson

(312) 445-2870

PRDO@alpha-ir.com

or

Media:

Perdoceo Education Corporation

(847) 585-2600

media@perdoceoed.com

Source: Perdoceo Education Corporation